Exhibit 10.31

FIRST AMENDMENT TO LOAN AGREEMENT AND OMNIBUS LOAN

MODIFICATION AGREEMENT

Dated as of August 14, 2009

Between

COLONY RESORTS LVH ACQUISITIONS, LLC,

as Borrower,

and

GOLDMAN SACHS MORTGAGE COMPANY,

as Lender

Secured by;

The Las Vegas Hilton

Las Vegas, Nevada

FIRST AMENDMENT TO LOAN AGREEMENT AND OMNIBUS LOAN

MODIFICATION AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT AND OMNIBUS LOAN MODIFICATION AGREEMENT (this “Amendment”), dated as of August 14, 2009 (the “Effective Date”), between COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company, as borrower (“Borrower”) and GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership, as lender (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower and Goldman Sachs Commercial Mortgage Capital, L.P. (“Original Lender”) entered into that certain Loan Agreement dated as of May 11, 2006 (the “Original Loan Agreement” and as modified by the Letter Agreements (as hereinafter defined), the “Loan Agreement”) pursuant to which Original Lender made, and Borrower accepted, a mortgage loan in the original principal amount of $250,000,000.00 (the “Loan”);

WHEREAS, the Loan is (i) evidenced by, among other things, that certain Promissory Note dated as of May 11, 2006 and made by Borrower to the order of Original Lender, its successor and assigns, in the original principal amount of the Loan (the “Note”) and (ii) secured by, among other things, that certain Deed of Trust, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing dated as of May 11, 2006 and made by Borrower to Original Lender, is successors and assigns (the “Mortgage”);

WHEREAS, the Loan, the Original Loan Agreement, the Note, the Mortgage and all of the other Loan Documents were assigned by Original Lender to Lender;

WHEREAS, the maturity date of the Loan was June 2, 2009, and Borrower and Lender entered into those certain Letter Agreements dated as of June 1, 2009, June 29, 2009 and July 30, 2009 respectively, (collectively, the “Letter Agreements”) pursuant to which the maturity date of the Loan has been extended until August 14, 2009;

WHEREAS, Borrower and Lender have agreed to further extend the term of the Loan and amend the Loan, the Loan Agreement and the other Loan Documents as hereinafter set forth, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower hereby covenant, agree, represent and warrant as follows:

1.	Definitions Added. Section 1.1 of the Loan Agreement is hereby amended by adding the following defined terms thereto:

“Additional Principal Repayment” shall mean Five Million Dollars ($5,000,000.00).

“Additional Principal Repayment Date” shall mean October 30, 2009.

“Applicable Gaming Reserve Amount” shall have the meaning set forth in Section 9.1.1.

“Corporate Expenses” shall mean (i) the applicable allocation of corporate expenses set forth on Schedule 6.1.1.1 attached hereto under the categories of “Payroll”, “Expenses”, “Rent” and “Misc”, (ii) amounts payable by Borrower under any Property Management Agreement entered into in accordance with the provisions of this Agreement, (iii) the salary of Nick Ribis set forth in the Annual Budget and (iv) travel expenses for other investment management professionals involved in the management of the Property and not included in clause (i) hereof; it being understood and agreed that (x) corporate expenses set forth on Schedule 6.1.1.1 attached hereto under the categories of “Payroll”, “Expenses”, “Rent” and “Misc” shall be allocated among the Property and the other properties listed on Schedule 6.1.1.1 in accordance with Schedule 6.1.1.1, (y) the aggregate amount of expenses related to Board members and travel expenses for investment management professionals involved in the management of the Property shall not exceed $75,000 per annum and (z) in no event shall the aggregate amount of Corporate Expenses exceed an amount per annum equal to the lesser of (1) 1.25% of the line item entitled “Net Revenues” reported in Borrower’s Statement of Operations (which reflects “Net Revenues” for a twelve (12) month period) or (2) $2,725,000 per annum.

“First Amendment” shall mean the First Amendment to Loan Agreement and Omnibus Loan Modification Agreement dated as of August 14, 2009 among Borrower, Guarantor and Lender.

“Gaming Reserve Account” shall have the meaning set forth in Section 9.1.4.

“Initial Seasonality Reserve Funding Period” shall mean the period commencing on November 1, 2009 and ending on the Payment Date occurring in March, 2010.

“Initial Sweep Period” shall mean the period commencing on November 1, 2009 and ending on the Payment Date occurring in June, 2010.

“LIBOR Floor” shall mean one and fifty one hundredths of one percent (1.50%) per annum.

“License Agreement” shall mean that certain license agreement dated as of January 1, 2009 by and between Hilton Inns, Inc. and Borrower pursuant to which Borrower licenses the use of the Hilton flag and reservation system.

“Monthly Corporate Expenses” shall have the meaning set forth in Section 9.2.3.

“Monthly Expenses” shall have the meaning set forth in Section 9.2.3.

“Operating Expense Reserve Account” shall have the meaning set forth in Section 9.2.1.

“Required Gaming Reserves” shall have the meaning set forth in Section 9.1.4.

“Required Prepayment Reserve Account” shall have the meaning set forth in Section 9.2.1.

“Seasonality Reserve Account” shall have the meaning set forth in Section 9.2.1.

“Subsequent Seasonality Reserve Funding Period” shall mean, collectively, (i) the period commencing on August 1, 2010 and ending on September 30, 2010 and (ii) the period commencing on January 1, 2011 and ending on May 31, 2011.

“Subsequent Sweep Period” shall mean the period commencing on the day after the Payment Date occurring in June, 2010 and ending on the Payment Date occurring in June, 2011.

“Surplus Cash” shall mean amounts deposited into the Surplus Cash Account in accordance with Section 9.4.1 of this Agreement.

“Surplus Cash Account” shall have the meaning set forth in Section 9.4.1.

2.	Definitions Amended. The following terms defined in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“Alteration” shall mean any demolition, alteration, installation, improvement or decoration of or to the Property or any part thereof or the Improvements (including FF&E) thereon (other than any of the foregoing that (i) is contemplated to be done by the Plans and Specifications or (ii) is paid for out of the Reserve Account described in Section 9.2.1(f)).

“Annual Budget” shall mean the annual operating and capital budget for the Property for any Fiscal Year setting forth, in reasonable detail, the Borrower’s good faith estimates of (i) all Operating Income, (ii) all Operating Expenses, (iii) Management Fees and License Fees, and (iv) Capital Expenditures, which is approved by Lender pursuant to Section 5.1.17 hereof.

“Borrower Hotel Account” shall have the meaning set forth in Section 9.2.3 of this Agreement.

“Debt Service Reserve Account” shall have the meaning set forth in Section 9.2.1.

“Debt Yield” shall mean the percentage obtained by dividing Net Operating Income by the Principal Indebtedness outstanding at the time of calculation.

“Exit Fee Percentage” shall mean fifty one hundredths of one percent (0.50%).

“Extension Interest Rate Cap Agreement” shall mean an interest rate cap agreement or agreements (together with the confirmations and schedules relating thereto), each from an Acceptable Counterparty and in substantially the form set forth on Exhibit A hereto.

“FF&E Reserve Account” has the meaning set forth in Section 9.2.1 hereof.

“Gross Casino Revenues” shall mean (x) all Casino Revenues plus (y) any non-gaming revenues generated by casino operations from whatever source to the extent not otherwise included in Casino Revenues or Gross Hotel Revenues; provided, however, that Gross Casino Revenues shall in all instances be calculated net of promotional allowances in accordance with the NRS.

“Joint Services Agreement” means that certain Amended and Restated Joint Services Agreement dated as of April 26, 2005 by and among Borrower, Resorts International Hotel, Inc. and Resorts International Holdings, LLC, as modified by Amendment to Amended and Restated Joint Services Agreement dated as of May 11, 2006, as further amended by Amendment to Amended and Restated Joint Services Agreement dated as of September 18, 2007 and as same may be amended by that certain Second Amendment Joint Services Agreement in the form attached hereto as Schedule 6.1.1.2 in accordance with Section 6.1.1 hereof

“knowledge” or words of similar import shall mean the actual knowledge of Robert Schaffhauser, Executive Vice President, Finance, of Borrower, Rodolfo Prieto, the Chief Executive Officer and General Manager of Borrower and Eric Matejevich after making reasonable inquiry and the knowledge of the officers and directors of Borrower.

“Maturity Date” shall mean June 1, 2011.

“Monthly FF&E Reserve Amount” shall mean commencing with the Payment Date occurring in August, 2009 and for each Payment Date thereafter, 2.0% of Gross Hotel Revenues of the Property for the calendar month then most recently ended plus 1.0% of the Gross Casino Revenues for the calendar month then most recently ended.

“Required Repairs Reserve Account” shall have the meaning set forth in Section 9.2.1 hereof.

“Spread” shall mean:

(i) initially,

(a) with respect to each Interest Accrual Period occurring prior to the Interest Accrual Period commencing in July 2009, two and ninety one hundredths of one percent (2.90%) per annum,

(b) with respect to the Interest Accrual Period commencing in July 2009 and each Interest Accrual Period occurring thereafter through and including the Interest Accrual Period commencing in May 2010, three and fifty one hundredths of one percent (3.50%) per annum, and

(c) with respect to the Interest Accrual Period commencing in June 2010 and each Interest Accrual Period occurring thereafter through and including the Interest Accrual Period commencing in May 2011, four percent (4.00%) per annum,

and

(ii) following the bifurcation of the Note into multiple Note Components pursuant to Section 2.3.8, the weighted average of the Component Spreads at the time of determination, weighted on the basis of the corresponding Component Balances.

3.	Definitions deleted. Section 1.1 of the Loan Agreement is hereby amended by deleting the following defined terms from such Section:

“Casino Shortfalls”.

“Excess Cash Flow”.

“Casino Working Capital and Operations Amount”.

4.

Net Operating Income. Lender and Borrower hereby acknowledge and agree that the term “Net Operating Income” shall continue to have the meaning set forth in the Loan Agreement except that the reference in such definition to “or any payments into the Debt Service Reserve Account” shall be deleted and replaced with “or any payments into the Debt Service Reserve Account, the Seasonality Reserve Account or the Required Prepayment Reserve Account”. Furthermore, and in amplification of the foregoing, Borrower and Lender acknowledge and agree that the calculation of Net Operating Income, (i) shall include all payments made by Borrower to the FF&E Reserve Account and the Tax and Insurance Escrow Account as required under the Loan Agreement for the applicable trailing twelve (12) month period, (ii) shall not include any disbursements made to the Borrower from the FF&E Reserve Account or the Tax and Insurance Escrow Account for the applicable trailing twelve (12) month period, (iii) shall not include a reduction in the amount deposited in the FF&E Reserve Account or the Tax and Insurance Escrow Account for disbursements to the Borrower from such Reserve Accounts, provided, however, that any funds expended by Borrower for capital expenditures relating to FF&E at the Property in excess of the required payments to the FF&E Reserve Account will not be included as Operating Expenses, (iv) shall not include Corporate Expenses in excess of an amount per annum equal to the lesser of (X) 1.25% of the line item entitled “Net Revenues” reported in Borrower’s Statement of Operations (which reflects “Net Revenues” for a twelve (12) month period) or (Y) $2,725,000 per annum and (v) Operating Expenses and Operating Income shall be determined in accordance with GAAP and any adjustments for non-recurring or extraordinary expenses will be subject to Lender’s approval in its reasonable discretion. A copy of Borrower’s Statement of Operations for the twelve (12) month period ending on May 31, 2009 is attached hereto as Schedule I (the “Sample Statement of Operations”); it being hereby acknowledged and agreed that the Sample Statement of Operations shall serve solely as an example of how Debt Yield, Net Operating Income, Operating Income and Operating Expenses should be calculated by the parties from and after the date of this Amendment for the purposes of establishing the Debt Yield, and the Sample Statement of Operations shall not in any way be, or be deemed to be, an acknowledgement or agreement as to how Debt Yield, Net Operating Income, Operating Income and/or Operating Expenses were and/or should have been calculated prior to the date of this Amendment. All future statements and calculations of Debt Yield, Net Operating Income, Operating Income and Operating Expenses to be delivered by Borrower after the date of this Amendment pursuant to the terms of the Loan Agreement, as modified by this Amendment, shall be in the form of Schedule I.

5.	Extension Fee. It is hereby acknowledged and agreed that, on the date hereof, Borrower shall pay to Lender an extension fee in the amount of One Million One Hundred Seventy Five Thousand Dollars ($1,175,000.00) in order to induce Lender to execute and deliver this Amendment.

6.	Initial Principal Repayment; Release of Amounts From the FF&E Reserve Account. It is hereby acknowledged and agreed that on the date hereof and simultaneously herewith, Borrower is (i) repaying a portion of the Principal Indebtedness in an amount equal to Fifteen Million Dollars ($15,000,000.00) (the “Initial Principal Repayment”) and (ii) paying the Exit Fee due in connection with the payment of the Initial Principal Repayment in the amount of Seventy Five Thousand Dollars ($75,000.00). Borrower and Lender acknowledge and agree that Borrower has requested and Lender has agreed, notwithstanding the provisions of Section 9.2.8 of the Loan Agreement, to release a portion of the funds on deposit in the FF&E Reserve Account in the amount of Two Million Seven Hundred Thousand Dollars ($2,700,000.00) (the “FF&E Disbursement Amount”) on the date hereof and apply the same to repayment of the Principal Indebtedness as a portion of the Initial Principal Repayment. On the Payment Date next occurring after the date of this Amendment (unless the date of this Amendment is a Payment Date, in which case, on such Payment Date), Borrower shall pay, in addition to other amounts due to Lender on that Payment Date, all interest on the Initial Principal Repayment from and including the first day of the related Interest Accrual Period through and including the date hereof.

7.	Section 2.2.2(a) Amended. Section 2.2.2(a) of the Loan Agreement is amended and restated in its entirety to read as follows:

(a) The rate or rates at which the Principal Indebtedness bears interest from time to time shall be referred to as the “Applicable Interest Rate”. The Applicable Interest Rate with respect to the Loan shall be, with respect to each applicable Interest Accrual Period, the Spread for such Interest Accrual Period plus LIBOR, provided, however, that in the event that LIBOR for the Interest Accrual Period commencing in July 2009 or any Interest Accrual Period occurring thereafter through and including the Interest Accrual Period commencing in May 2011 shall be less than the LIBOR Floor, then the Applicable Interest Rate for such Interest Accrual Period shall be, the Spread for such Interest Accrual Period plus the LIBOR Floor.

8.	Section 2.3.4(b) Amended. Section 2.3.4(b) of the Loan Agreement is amended and restated in its entirety to read as follows:

(b) On each Payment Date occurring after the transfer of any monies in accordance with Section 9.4 hereof from the Deposit Account into the Required Prepayment Reserve Account, the amounts on deposit in the Required Prepayment Reserve Account shall be applied to (i) repay the Principal Indebtedness and (ii) pay the portion of the Exit Fee that is payable in accordance with Section 2.6 hereof with respect to such repayment of the Principal Indebtedness.

9.	Section 2.4.5 Added. Article II of the Loan Agreement is amended by adding the following thereto as Section 2.4.5:

2.4.5 Additional Principal Repayment. Borrower shall repay the Principal Indebtedness in an amount equal to the Additional Principal Repayment, and pay the Twenty Five Thousand Dollars ($25,000.00) Exit Fee due in connection therewith, on the Additional Principal Repayment Date, it being acknowledged and agreed that interest accrued on the Additional Principal Repayment through the date of payment of the Additional Principal Repayment shall be paid on the Payment Date following the Additional Principal Repayment Date. Borrower shall not be required to give Lender a Prepayment Notice with respect to the Additional Principal Repayment. Provided no Event of Default shall have occurred and be continuing on the Additional Principal Repayment Date Lender shall, at Borrower’s request, release from the FF&E Reserve Account to extent of available funds up to Two Million Dollars ($2,000,000.00) and apply same towards the payment of a portion of the Additional Principal Repayment.

10.	Section 2.7(e) Amended. Section 2.7(e) of the Loan Agreement is amended and restated in its entirety to read as follows:

(e) Borrower has obtained or has in place an Extension Interest Rate Cap Agreement (i) having a term through the end of the Interest Accrual Period commencing in May 2010, (ii) in a notional amount at least equal to Two Hundred Thirty Five Million Dollars ($235,000,000.00), and (iii) having a strike rate equal to the Strike Rate, and such Extension Interest Rate Cap Agreement has been collaterally assigned to Lender in accordance with subsection 2.7(c) above; it being understood that the notional amount may be decreased to Two Hundred Thirty Million Dollars ($230,000,000.00) following payment to Lender of the Additional Principal Repayment and the applicable Exit Fee. On or before May 31, 2010, Borrower shall obtain an Extension Interest Rate Cap Agreement (i) having a term through the end of the Interest Accrual Period commencing in May 2011, (ii) in a notional amount at least equal to the outstanding balance of the Principal Indebtedness as of May 31, 2010, and (iii) having a strike rate equal to the Strike Rate, and shall cause such Extension Interest Rate Cap Agreement to be collaterally assigned to Lender in accordance with subsection 2.7(c) above.

11.	Section 5.1.10.(d) Amended. Section 5.1.10(d) of the Loan Agreement is amended and restated in its entirety to read as follows:

(d) Borrower shall furnish to Lender, the items described in clause (c) above on a monthly basis within twenty-five days after the end of each calendar month, together with unaudited financial statements, aged accounts receivable reports, occupancy, ADR reports, the minimum bankroll numbers and copies of monthly revenue reports filed with the Gaming

Authorities, in each case, for the Property covering the month just ended and a reconciliation of the corporate expenses set forth on Schedule 6.1.1.1 as of end of such calendar month and the year to date. Borrower shall also furnish to Lender copies of the Hilton Lead Reports and Hilton Booking Reports promptly after receipt thereof from Licensor.

12.	Section 5.1.17 Amended. The first sentence of Section 5.1.17 of the Loan Agreement is amended and restated in its entirety to read as follows:

For each Fiscal Year, Borrower shall prepare or cause to be prepared and delivered to Lender for its approval, which approval shall not be unreasonably withheld, at least forty five (45) days prior to the beginning of the applicable Fiscal Year, a proposed Annual Budget (including all drafts of such Annual Budget and including all amendments and drafts of such amendments) as it is prepared in respect of the Property for such Fiscal Year.

13.	Section 6.1.1 Amended. The last sentence of Section 6.1.1 of the Loan Agreement is amended and restated in its entirety to read as follows:

Borrower shall be permitted to enter into the Second Amendment to Joint Services Agreement and the Second Amendment to Joint Marketing Agreement attached hereto as Schedule 6.1.1.2, provided, no Event of Default shall have occurred and be continuing and Borrower delivers a Confirmation of Subordination Agreement with respect to each of the Joint Services Agreement and the Joint Marketing Agreement in form and substance reasonably acceptable to Lender.

14.	New Section 6.1.14 Added. Article VI of the Loan Agreement is amended by adding the following thereto as new Section 6.1.14:

6.1.14 Dividend Stopper. Borrower acknowledges and agrees that the Debt Yield for the trailing twelve (12) month period ending on May 31, 2009 is 7.1% (the “May 2009 Debt Yield”); it being hereby acknowledged and agreed that the calculation of the May 2009 Debt Yield shall serve solely as an example of how Debt Yield should be calculated by the parties from and after the date of the First Amendment, and the calculation of the May 2009 Debt Yield shall not in any way be, or be deemed to be, an acknowledgement or agreement as to how Debt Yield was and/or should have been calculated prior to the date of the First Amendment. Notwithstanding anything contained in this Agreement or any of the other Loan Documents, from and after the date of the First Amendment, Borrower shall not make any distributions, pay any dividends or make any loans to its partners, shareholders, members or affiliates unless the Debt Yield, as measured for the 12 month period ending as of the calendar quarter occurring immediately prior to the date of calculation (and calculated using an amount equal to the Principal Indebtedness at the end of such calendar quarter as the denominator), is at least fifteen percent (15%), provided however that, the foregoing shall not limit or restrict the payment of any Corporate Expenses set forth in the approved Annual Budget required to be paid to Affiliates of Borrower provided, that the aggregate amount of all Corporate Expenses does not exceed an amount per annum equal to the lesser of (x) 1.25% of the line item entitled “Net Revenues” reported in Borrower’s Statement of Operations (which reflects “Net Revenues” for a twelve (12) month period) or (y) $2,725,000 per annum. If the Debt Yield for the trailing twelve (12) month period ending as of the most recently ended calendar quarter is at least fifteen percent (15%) and no Event of Default shall have occurred and be continuing, Borrower shall be permitted to distribute (i) any Surplus Cash, (ii) any other amounts held by Borrower to the extent same do not constitute Rents that are or were at any time required to be deposited into or otherwise held in the Rent Account, the Deposit Account, the Borrower Hotel Account or the Gaming Reserve Account pursuant to the terms of this Agreement, and (iii) equity contributed to Borrower by Borrower’s direct and indirect owners to the extent such funds do not constitute Rents (but no other funds of Borrower) to its partners, shareholders, members or Affiliates. It is expressly understood and agreed that Borrower shall not enter into any amendment to the Joint Services Agreement or any Property Management Agreement that would increase amounts payable by Borrower under the applicable agreement, extend the term of such agreement or otherwise increase the financial burden on the Property.

15.	Section 9.1.1 Amended. Section 9.1.1 of the Loan Agreement is amended and restated in its entirety to read as follows:

9.1.1. On or prior to the Closing Date, Borrower established with the Hotel Bank an account (the “Rent Account”) for the collection of Rents paid by credit card and paid by tenants under the Leases. All Rents collected by or on behalf of Borrower shall be deemed to be collateral for the Debt and shall be held in trust for the benefit of, and as the property of, Lender, other than the Required Gaming Reserves to the extent prohibited by applicable law. From and after the date of the First Amendment, all Rents paid by credit card and paid by tenants under the Leases shall continue to be paid directly into the Rent Account and Borrower shall deposit, or shall cause to be deposited, all other Rents received by or on behalf of Borrower less an amount equal to the Applicable Gaming Reserve Amount into the Rent Account within one (1) Business Day of receipt. On or before August 31, 2009, Borrower shall cause the Hotel Bank to execute and deliver an agreement which provides, inter alia, that (x) for purposes of perfecting its first priority security interest, Lender shall have sole control and dominion over the Rent Account and (y) that commencing on September 1, 2009 and until otherwise directed by Lender (which direction shall only be given in accordance with the provisions of this Agreement), all funds deposited into the Rent Account will be transferred each Business Day to the Deposit Account. Provided that no Event of Default shall occur and be continuing, funds on deposit in the Rent Account shall continue to be transferred to the Borrower Hotel Account during the period commencing on the date of the First Amendment and ending on August 31, 2009 to pay Monthly Expenses for the calendar month of August, 2009 and any such amounts that are not used to pay Monthly Expenses for the calendar month of August, 2009 shall be deposited into the Rent Account on September 1, 2009. The fees and expenses of the Hotel Bank shall be paid by Borrower. On or before August 31, 2009, Borrower shall send to all tenants under the Leases and all issuers of credit cards accepted at the Property a direction to remit all net sums payable to Borrower or with respect to the Property to the Rent Account, which direction shall be irrevocable absent consent of Lender. If, after the date of the First Amendment, Borrower enters into any new Leases and/or elects to accept any additional credit card, Borrower shall send a similar letter to such tenant and/or the issuer of any such new credit card, as applicable.

Amounts that are swept from the Rent Account into the Deposit Account shall be applied in accordance with Section 9.1.4 below. Borrower shall not be required to deposit into the Rent Account or the Deposit Account any funds which may be contributed to Borrower as equity, from time to time, by any of Borrower’s direct or indirect owners; provided, however, that Borrower shall not be permitted to distribute any of such funds except to the extent permitted to do so pursuant to Section 6.1.14 hereof. Upon the occurrence and continuation of an Event of Default, Lender may apply any funds deposited into the Rent Account in accordance with Section 9.6.2 of this Agreement. “Applicable Gaming Reserve Amount” shall mean (x) for the period commencing on August 14, 2009 and ending on the earlier of (i) March 31, 2010 and (ii) the date that an amount equal to or in excess of $3,000,000 has been on deposit in the Seasonality Reserve Account for a period of at least thirty (30) days, an amount equal to 120% of the Required Gaming Reserves required to be maintained by Borrower as of the date of calculation and (y) for the period commencing on the earlier of (i) April 1, 2010 and (ii) the date that an amount equal to or in excess of $3,000,000 has been deposit in the Seasonality Reserve Account for a period of at least thirty one (31) days and ending on date the Debt is paid in full, an amount equal to 115% of the applicable Required Gaming Reserves required to be maintained by Borrower as of the date of calculation.

16.	Section 9.1.4 Amended. Section 9.1.4 of the Loan Agreement is amended and restated in its entirety to read as follows:

9.1.4 On the fifteenth day of each calendar month (or the immediately preceding Business Day, if such date is not a Business Day) and the last Business Day of each calendar month, Borrower shall deliver to Lender its calculation of the amount of Required Gaming Reserves that Borrower is required to maintain as of such date and the detailed worksheet showing its calculation of the “Minimum Bankroll Requirement” in accordance with Nevada Gaming Commission Regulation 6.150. On the fifteenth day of each calendar month (or the immediately preceding Business Day , if such date is not a Business Day) and the last Business Day of each calendar month, Borrower shall cause any excess amounts held by or on behalf of Borrower as Applicable Gaming Reserve Amount as of such date due to any decrease in the amount of the Required Gaming Reserves to be deposited into the Deposit Account. “Required Gaming Reserves” shall mean collectively, (i) the “Minimum Bankroll Requirement,” as computed pursuant to Nevada Gaming Commission Regulation 6.150 and (ii) to the extent not included in clause (i), any taxes or fees imposed by the Gaming Authorities of any kind. The Applicable Gaming Reserve Amount shall be held in an account with the Hotel Bank maintained by Borrower (the “Gaming Reserve Account”).

17.	Section 9.2.1 Amended. Section 9.2.1 of the Loan Agreement is amended and restated in its entirety to read as follows:

9.2.1 Establishment and Maintenance of Reserve Accounts. Borrower shall establish with Lender, or if Lender is not a depository institution or if Lender shall otherwise elect, a depository institution designated by Lender, the following subaccounts of the Deposit Account which shall be maintained on a ledger entry basis:

a. an account (the “Debt Service Reserve Account”), which shall be maintained in accordance with Section 9.2.7 hereof;

b. an account (the “Operating Expense Reserve Account”), which shall be maintained in accordance with Section 9.2.3 hereof;

c. an account (the “FF&E Reserve Account”), which shall be maintained in accordance with Section 9.2.8 hereof;

d. an account (the “Seasonality Reserve Account”), which shall be maintained in accordance with Section 9.2.9 hereof;

e. an account (the “Required Prepayment Reserve Account”), which shall be maintained in accordance with Section 9.2.6 hereof; and

f. an account (the “Required Repairs Reserve Account”) into which the amount of $5,781,562.50 was deposited by Borrower on the Closing Date for the payment of the cost of completing the Required Repairs; which account shall be maintained in accordance with Section 9.2.2 hereof.

In addition, Borrower shall establish the Tax and Insurance Escrow Account as provided in Section 9.3 below. If Borrower enters into a Property Management Agreement in accordance with the provisions hereof and such Property Management Agreement provides for the payment of an incentive management fee, Lender shall have the right to establish an additional subaccount of the Deposit Account into which amounts required for the payment of such incentive management fees will be deposited.

Each of the Deposit Account, the Operating Expense Reserve Account, the FF&E Reserve Account, the Seasonality Reserve Account, the Debt Service Reserve Account, the Required Prepayment Reserve Account, the Required Repairs Reserve Account and the Tax and Insurance Escrow Account (except for the Deposit Account, each, a “Reserve Account” and collectively, the “Reserve Accounts”) shall be interest bearing accounts in the name of and under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance funds therefrom in accordance with this Agreement, and Borrower shall not have the authority or power to make withdrawals from the Reserve Accounts. Funds in each Reserve Account shall not be commingled with any other monies. Borrower shall pay the costs of establishing and maintaining any Reserve Account and shall pay the costs to maintain and shall maintain all Reserve Accounts throughout the term of the Loan. Interest earned on amounts deposited in any of the Reserve Accounts shall be deposited in the applicable Reserve Account.

18.	Section 9.2.3 Amended. Section 9.2.3 of the Loan Agreement is amended and restated in its entirety to read as follows:

9.2.3 Operating Expense Reserve Account. (a) On each Payment Date commencing with the Payment Date occurring in October, 2009, provided no Event of Default has occurred and is continuing, Lender shall cause amounts on deposit in the Operating Expense Reserve Account to be transferred to an account with the Hotel Bank maintained by Borrower (the “Borrower Hotel Account”) to pay for (i) operating expenses for the Property actually paid or accrued in such calendar month pursuant to the approved Annual Budget, or as otherwise approved by Lender in its reasonable discretion and (ii) taxes or fees imposed by the Gaming Authorities to the extent amounts on deposit in the Gaming Reserve Account are insufficient to pay such taxes or fees (collectively, the “Monthly Expenses”). Monthly Expenses may include Corporate Expenses payable by Borrower during the calendar month in which such Payment Date occurs which are set forth in the approved Annual Budget (collectively, the “Monthly Corporate Expenses”). The fees and expenses of the Hotel Bank shall be paid by Borrower. In the event the Hotel Bank can no longer maintain the Borrower Hotel Account as an Eligible Account, Lender shall have the right to cause the Borrower Hotel Account to be moved to a depositary institution, reasonably acceptable to Lender, that can maintain same as an Eligible Account.

(b) If the actual Monthly Expenses paid by Borrower in any month are less than the amount transferred to Borrower for the payment of such items for such month pursuant to Section 9.2.3(a) above, the amount of such excess shall be deducted from future deposits into the Operating Expense Reserve Account in accordance with Section 9.4.1 hereof or upon request of Lender shall be deposited by Borrower back into the Deposit Account and applied in accordance with the terms of this Section 9.4.1. If the actual Monthly Expenses to be paid by Borrower in any month are more than the amount set forth in the approved Annual Budget, provided, no event of Default shall have occurred and be continuing, Borrower may request that Lender approve a disbursement for such additional amounts from the Operating Expense Reserve Account, which approval shall not be unreasonably withheld or delayed. Within twenty (20) days after the end of each month, Borrower shall prepare and deliver to Lender a financial statement in form and substance satisfactory to Lender in all material respects setting forth all amounts expended for Monthly Expenses during such month, including showing variances from the Approved Budget and setting forth a short explanation of any variance in excess of five percent (5%) of the budget line item in question and identifying any payments made to an Affiliate of Borrower and the reasons therefor. Each such financial statement shall be certified by an officer of Borrower as being true, correct and complete in all material respects and include a certification that all amounts transferred to Borrower pursuant to Section 9.2.3(a) above were expended for Monthly Expenses in accordance with said Section 9.2.3(a). Borrower shall promptly, but not later than five (5) Business Days after Lender’s request therefor, deliver to Lender such further documentation (including, without limitation, invoices, checks or copies of contracts, if any) and information as Lender may reasonably request regarding any payments described in Borrower’s financial statements. If Borrower shall fail to deposit any excess funds into the Deposit Account as provided in this subsection or provide its required financial statements or, after written request of Lender, reasonable evidence of expenditures, in each case, within the time periods provided in the preceding sentences of this subsection and such failure continues for ten (10) or more days after notice of such failure, then, in addition to any other remedies which Lender may have with respect thereto, Lender may elect not to fund any additional amounts into the Operating Expenses Reserve Account and/or Lender may continue to hold the funds in the Operating Expenses Reserve Account until such failure is cured.

19.	Section 9.2.6 Amended. Section 9.2.6 of the Loan Agreement is amended and restated in its entirety to read as follows:

9.2.6 Required Prepayment Reserve Account. By no later than each Payment Date, monies shall be transferred in accordance with Section 9.4 hereof from the Deposit Account into the Required Prepayment Reserve Account, in each case in the amount required under Section 9.4 hereof. Amounts on deposit in the Required Prepayment Reserve Account shall be applied to payment of the Principal Indebtedness and the Exit Fee in accordance with Section 2.3.4(b) hereof.

20.	Section 9.2.9 Amended. Section 9.2.9 of the Loan Agreement is amended and restated in its entirety to read as follows:

9.2.9 Seasonality Reserve Account. To the extent that the Seasonality Reserve Account shall contain less than Three Million Dollars ($3,000,000.00) at any time during the Initial Seasonality Reserve Funding Period or the Subsequent Seasonality Reserve Funding Period, then monies shall be transferred in accordance with Section 9.4 hereof from the Deposit Account into the Seasonality Reserve Account in an amount necessary to cause the Seasonality Reserve Account to contain Three Million Dollars ($3,000,000.00). If Borrower reasonably anticipates that, on any Payment Date, funds in the Deposit Account shall be insufficient to make the deposits required by clauses (a), (b), (c), (d) and (e) of Section 9.4.1, then, within three (3) Business Days after receipt of written request of Borrower, provided no Event of Default shall have occurred and be continuing, an amount equal to the shortfall shall be transferred from the Seasonality Reserve Account, to the extent sufficient funds are available therein, to the Deposit Account and applied in the manner and order set forth in Section 9.4.1. Any amounts that are transferred into the Operating Expense Reserve Account from the Seasonality Reserve Account in accordance with this Section 9.2.9 and disbursed to the Borrower pursuant to Section 9.2.3 hereof shall be used to pay Monthly Expenses, including, without limitation, Monthly Corporate Expenses. Borrower shall not be permitted to make requests for disbursements from the Seasonality Reserve Account in accordance with this Section 9.2.9 or the Operating Expense Reserve Account more than two (2) times in any calendar month. Borrower shall be required to pay a disbursement request fee in an amount equal to $5,000 per request for each disbursement request in a calendar month following the first request made during such calendar month.

21.	Section 9.2.12 Amended. Section 9.2.12 of the Loan Agreement is amended and restated in its entirety to read as follows:

9.2.12 Funding of Certain Reserve Accounts. (a) Notwithstanding any other provisions in this Section 9.2 to the contrary, Borrower may satisfy the obligation to fund each or any of the Reserve Accounts (or subaccounts thereof) other than the Debt Service Reserve Account by delivering to Lender, on or before the Closing Date, a Qualified Letter of Credit pledged to Lender permitting the drawing thereunder by Lender upon presentation to the issuing bank of a notice from Lender that it is entitled to draw on such Qualified Letter of Credit pursuant to this Agreement and otherwise in form and substance acceptable to Lender in the total amount of the sum required to be maintained in such Reserve Account (or any subaccount thereof), provided that, if the sum required to be maintained in such Reserve Account (or any subaccount thereof) should change, the Borrower shall immediately change the total amount of such Qualified Letter of Credit to reflect the same. In addition, at any time subsequent to the Closing Date, Borrower may also satisfy the obligation to fund each or any of the Reserve Accounts (or subaccounts thereof) other than the Debt Service Reserve Account, the Operating Expense Reserve Account, the Seasonality Reserve Account and the Required Prepayment Reserve Account by delivering to Lender a Qualified Letter of Credit pledged to Lender permitting the drawing thereunder by Lender upon presentation to the issuing bank of a notice from Lender that it is entitled to draw on such Qualified Letter of Credit pursuant to this Agreement and otherwise in form and substance acceptable to Lender in the total amount of the sum required to be maintained in each Reserve Account (or any subaccount thereof), provided that, if the sum required to be maintained in such Reserve Account (or any subaccount thereof) should change, the Borrower shall immediately change the total amount of such Qualified Letter of Credit to reflect the same. Upon the issuance of a Qualified Letter of Credit as described in the previous sentence, all funds on deposit in the applicable Reserve Account (or subaccount thereof) shall be released to Borrower.

(b) Notwithstanding anything to the contrary contained herein, to the extent funds deposited in any of Reserve Accounts have not been utilized during any Fiscal Year, such funds shall not be released to the Borrower and shall continue to remain in such Reserve Account, provided that, funds remaining in the Tax and Insurance Escrow Account shall be credited against future amounts required to be deposited into such Reserve Account pursuant to the terms hereof.

22.	Section 9.4.1 Amended. Section 9.4.1 of the Loan Agreement is amended and restated in its entirety to read follows:

9.4.1 Disbursements. Commencing on September 1, 2009 and on each Business Day thereafter (or as otherwise provided for in the Deposit Account Agreement), provided no Event of Default has occurred and is continuing, and subject to Section 9.4.2 hereof, Lender shall transfer from the Deposit Account (or authorize such transfer) in accordance with the terms of the Deposit Account Agreement, to the extent sufficient funds are available therein, the following amounts in accordance with the following priorities:

a. First, to the Gaming Reserve Account, the amount required to fund any shortfall in the Applicable Gaming Reserve Amount required to be maintained by Borrower;

b. Second, to the Operating Expense Reserve Account, the amount set forth in the Approved Budget for Monthly Expenses for the following calendar month or such other amount as is directed by Lender in accordance with Section 9.2.3 hereof;

c. Third, to the Tax and Insurance Escrow Account, payment of all amounts in the Deposit Account until the amounts required to be deposited in the Tax and Insurance Escrow Account by the next Payment Date pursuant to Section 9.3 hereof have been so deposited;

d. Fourth, to the Debt Service Reserve Account, the amount of all scheduled and delinquent interest on the Loan and any other amounts payable to Lender under this Agreement;

e. Fifth, to the FF&E Reserve Account, payment of all amounts in the Deposit Account until the amounts required to be deposited in the FF&E Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.8 hereof have been so deposited;

f. Sixth, (i) during the Initial Seasonality Reserve Funding Period, to the Seasonality Reserve Account, payment of all amounts in the Deposit Account until the amounts required to be deposited in the Seasonality Reserve Account during the Initial Seasonality Reserve Funding Period pursuant to Section 9.2.9 hereof (if any) have been so deposited and (ii) during the Subsequent Seasonality Reserve Funding Period, to the Seasonality Reserve Account, payment of all amounts in the Deposit Account until the amounts required to be deposited in the Seasonality Reserve Account during the Subsequent Seasonality Reserve Funding Period pursuant to Section 9.2.9 hereof have been so deposited;

g. Seventh, during the Initial Sweep Period:

(i) First, all of the amounts remaining in the Deposit Account to the Required Prepayment Reserve Account until the aggregate amount disbursed into the Required Prepayment Reserve Account during the Initial Sweep Period shall equal Eight Million Forty Thousand Dollars ($8,040,000.00);

(ii) Second, sixty percent (60%) of the remaining amounts in the Deposit Account to the Required Prepayment Reserve Account and, provided, no Default or Event of Default is then continuing, forty percent (40%) of the remaining amounts to such account of Borrower as Borrower may direct (the “Surplus Cash Account”) which amounts shall be subject to Section 6.1.14 of this Amendment, until the aggregate amount disbursed into the Required Prepayment Reserve Account during the Initial Sweep Period under Section 9.4.1(g)(i) and this Section 9.4.1(g)(ii) shall equal Ten Million Fifty Thousand Dollars ($10,050,000.00); and

(iii) Third, fifty percent (50%) of the remaining amounts in the Deposit Account to the Required Prepayment Reserve Account and, provided, no Default or Event of Default is then continuing, fifty percent (50%) of the remaining amounts to the Surplus Cash Account which amounts shall be subject to Section 6.1.14 of this Amendment.

h. Eighth, during the Subsequent Sweep Period:

(i) First, all of the amounts remaining in the Deposit Account to the Required Prepayment Reserve Account until the aggregate amount disbursed into the Required Prepayment Reserve Account during the Subsequent Sweep Period shall equal Eight Million Forty Thousand Dollars ($8,040,000.00);

(ii) Second, sixty percent (60%) of the remaining amounts in the Deposit Account to the Required Prepayment Reserve Account and, provided, no Default or Event of Default is then continuing, forty percent (40%) of the remaining amounts to the Surplus Cash Account which amounts shall be subject to Section 6.1.14 of this Amendment, until the aggregate amount disbursed into the Required Prepayment Reserve Account during the Subsequent Sweep Period under Section 9.4.1(h)(i) and this Section 9.4.1(h)(ii) shall equal Ten Million Fifty Thousand Dollars ($10,050,000.00); and

(iii) Third, fifty percent (50%) of the remaining amounts in the Deposit Account to the Required Prepayment Reserve Account and, provided, no Default or Event of Default is then continuing, fifty percent (50%) of the remaining amounts to the Surplus Cash Account which amounts shall be subject to Section 6.1.14 of this Amendment.

h. Ninth, prior to the Initial Sweep Period any remaining amounts shall be transferred to the Surplus Cash Account. All amounts transferred into the Surplus Cash Account shall be subject to Section 6.1.14 of this Amendment.

Notwithstanding anything to the contrary set forth in Section 5.1.10 hereof, Borrower shall furnish to Lender on a monthly basis, within twenty days after the end of each calendar month, a reconciliation of cash flows at the Property and the Reserve Accounts in connection with Borrower’s operation of the Property during the month just ended. Notwithstanding anything contained herein, Borrower shall not make any distributions, pay any dividends or make any loans to its partners, shareholders, members or Affiliates from the Surplus Account unless the Debt Yield, as measured for the twelve (12) month period ending as of the calendar quarter occurring immediately prior to the date of calculation (and calculated using an amount equal to the Principal Indebtedness at the end of such calendar quarter as the denominator), is at least fifteen percent (15%). Within five (5) days after request from Borrower, Lender shall or shall endeavor to cause the Deposit Bank to furnish Borrower with the account balances for the Deposit Account and each Reserve Account.

23.	Section 9.4.2 Amended. Section 9.4.2 of the Loan Agreement is amended by deleting the references therein to “Sections 9.4.1(a) through and including (c)” and replacing same with “Sections 9.4.1(a) through and including (e)”.

24.	Section 10.1.1(o) Amended. Section 10.1.1(o) of the Loan Agreement is amended and restated in its entirety to read as follows:

(o) Interest Rate Cap. If (i) (A) any Interest Rate Cap Agreement is terminated for any reason by the Counterparty or (B) the Counterparty under any Interest Rate Cap Agreement defaults in the performance of its monetary obligations under the Interest Rate Cap Agreement, and Borrower does not, within ten (10) days (1) replace the Interest Rate Cap Agreement with an interest rate cap agreement in a notional amount equal to Principal Indebtedness as of the date of such termination and with a creditworthy Counterparty satisfactory to Lender and otherwise on terms and conditions satisfactory to Lender, and (2) deliver to

Lender, in form and substance reasonably satisfactory to Lender (x) an assignment of the replacement Interest Rate Cap Agreement, (y) a recognition letter from the Counterparty to the replacement Interest Rate Cap Agreement acknowledging the assignment of the replacement Interest Rate Cap Agreement, and (z) following a securitization, a Rating Confirmation ((1) and (2) above are collectively herein referred to as the “Replacement Cap Requirements”) or (ii) any Interest Rate Cap Agreement is terminated for any reason by Borrower and Borrower has not, at the time of such termination, fully satisfied the Replacement Cap Requirements or (iii) Borrower does not obtain the Extension Interest Rate Cap Agreement in accordance with Section 2.7(e) and/or fails to satisfy the Replacement Cap Requirements on or before May 31, 2010.

25.	Modification to Schedules and Exhibits.

a. Schedule C. Schedule C attached to the Loan Agreement is deleted and replaced with Schedule C attached to this Amendment.

b. Schedules 4.1.24, 4.1.33, 4.1.44, 4.1.45, 4.1.1.47, 6.1.1.1 and 6.1.1.2. Schedules 4.1.24, 4.1.33, 4.1.44, 4.1.45, 4.1.47, 6.1.1.1 and 6.1.1.2 attached to the Loan Agreement are deleted and replaced with Schedules 4.1.24, 4.1.33, 4.1.44, 4.1.45, 4.1.47, 6.1.1.1 and 6.1.1.2 attached to this Amendment, respectively.

c. Exhibit A. Exhibit A attached to the Loan Agreement is deleted and replaced with Exhibit A attached to this Amendment.

d. Exhibit D. Exhibit D attached to the Loan Agreement is deleted and replaced with Exhibit D attached to this Amendment.

26.	Acknowledgment, Ratification and Reaffirmation of Representations, Warranties, Covenants and Obligations.

a. Borrower acknowledges and agrees that as of the date hereof, (i) following payment of the Initial Principal Repayment, the Principal Indebtedness is $235,000,000.00 and that there is accrued and unpaid interest on the Loan in the amount of $198,750.00, (ii) the amount on deposit in the Tax and Insurance Escrow Account is $1,863,195.04 (consisting of $970,882.75 for Taxes and $892,312.29 for Insurance Premiums), (iii) the amount on deposit in the FF&E Reserve Account following disbursement of the FF&E Disbursement Amount is $3,791,200.14, (iv) there are no amounts on deposit in the Debt Service Reserve Account and (v) there are no amounts on deposit in the Required Repairs Reserve Account. A copy of the approved Annual Budget for 2009 is attached hereto as Schedule II. Borrower covenants and agrees to deliver to Lender, on or before September 30, 2009, a reforecasted budget for calendar year 2009 for Lender’s review and approval, which approval shall not be unreasonably withheld. Borrower shall use commercially reasonable efforts to obtain (but shall not be required to pay any amounts to do so) a subordination agreement in substantially the form attached hereto as Schedule VI from Highgate Hotels, L.P. (“Highgate”) with respect to that certain Consulting Agreement between Borrower and Highgate dated as of July, 2009.

b. Borrower acknowledges, reaffirms all of its obligations under the Loan Documents and hereby acknowledges and reaffirms that the representations and warranties set forth in the Loan Documents (as modified by this Amendment) are true and accurate in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date) and except for changes disclosed to Lender in writing. Except as modified hereby, the Loan Agreement remains unmodified and in full force and effect. All terms, covenants and conditions of the Loan Agreement and the other Loan Documents, in each case as amended by this Amendment, are hereby ratified and confirmed in all respects by Borrower.

27.	No Defaults Due to Execution Subsequent to Original Maturity Date. By execution of this Amendment, Lender acknowledges and agrees that Borrower’s failure to do or have done the following shall not constitute or be deemed to constitute or have constituted, a Default or Event of Default: (1) Borrower’s failure to have satisfied any of the Replacement Cap Requirements subsequent to June 2, 2009 and prior to the date hereof (including, without limitation, replacement of the Interest Rate Cap Agreement that terminated on June 2, 2009), (2) Borrower’s failure to have delivered direction letters to the credit card companies and tenants listed on Schedule IV attached hereto prior to the date hereof, it being understood that Borrower shall have until August 31, 2009 to deliver such direction letters, (3) Borrower’s failure to have delivered an assignment and subordination of license agreement with respect to the License Agreement, in form satisfactory to the Lender, prior to the date hereof and (4) Borrower’s failure to have delivered the June 2009 quarterly financial reports and other information required pursuant to Section 5.1.10(c) of the Loan Agreement on or before the date hereof, it being understood that Borrower shall have until August 24, 2009 to deliver such financial reports and other information. Lender has no actual knowledge of any other Defaults or Events of Default as of the date hereof. Notwithstanding the foregoing, except as expressly set forth in the first sentence of this Section 27, nothing herein shall be deemed to be a waiver of, or to limit any rights and remedies of Lender with respect to, any Default or Event of Default that may exist as of the date hereof or that may occur subsequent to the date hereof.

28.

Additional Representations and Warranties. Borrower represents and warrants that (i) no Event of Default or to Borrower’s knowledge, Default, has occurred and is continuing, (ii) there are no offsets, defenses, crossclaims or counterclaims of any nature whatsoever (in contract, tort or otherwise) with respect to the Debt, the Loan Agreement or any of the other Loan Documents, as modified by this Amendment, (iii) this Amendment has been duly authorized by all necessary limited liability company action, executed and delivered by it and constitutes the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) without offset, defense or counterclaim, (iv) the execution, delivery and performance of this Amendment by Borrower will not violate any provision of any applicable legal requirements, decree, injunction or demand of any court or other governmental authority applicable to Borrower, any organizational document of Borrower and will not conflict with or result in a breach of any of the material terms or provisions of, or constitute a default under any document or agreement to which Borrower is a party and (v) all consents, authorizations and approvals required for the execution and delivery by Borrower of this Amendment and the documents executed in connection herewith by Borrower have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance. Although not required in order for Borrower to execute, deliver or perform this Amendment, Borrower is required to file a report of the transactions contemplated by this Amendment, together with a copy of this Amendment with the Nevada Gaming Control Board within thirty (30) days after September 30, 2009 as required by Nevada Gaming Commission Regulation 8.130. Borrower represents and warrants that true correct and complete copies of the Joint Services Agreement and the Joint Marketing Agreement are attached hereto as Schedule III and it has not entered into any Property Management Agreement. Borrower represents and warrants that the accounts listed on Schedule V attached hereto are, as of the date hereof, the only accounts maintained by or on behalf of Borrower. During the term of the Loan Borrower shall not maintain any accounts, reserves or escrows other than the accounts listed on Schedule V and the Required Gaming Reserves.

29.	Release. Borrower hereby releases, remises, acquits and forever discharges each of Lender, the loan participants, Gramercy Loan Services LLC and every servicer (including any subservicer of the Loan), and their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiaries, parents and affiliates (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, including legal fees, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of this Amendment that, in any way directly or indirectly, arise out of or in any way are connected to, or related to, this Amendment, the Loan or the Loan Documents, including but not limited to, claims relating to any settlement negotiations (all of the foregoing hereinafter called the “Released Matters”). Borrower acknowledges that the agreements in this Section 29 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Borrower hereby represents and warrants to Lender that it has not purported to transfer, assign or otherwise convey any of its right, title or interest in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

30.	Expenses. In connection with the execution and delivery of this Amendment, Borrower shall pay to Lender all reasonable fees and expenses, including without limitation attorneys’ fees and out-of-pocket expenses incurred by Lender and its servicer in the negotiation, preparation and implementation of this Amendment.

31.	No Oral Modification. This Amendment may not be amended except upon the written agreement of all of the parties hereto.

32.	Binding Upon Successors and Assigns. This Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns under the Loan Agreement.

33.	Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.

34.	Validity of Provisions. Any provision of this Amendment which may prove unenforceable under law shall not affect the validity of the other provisions hereof.

35.	Conflicting Provisions. In the event of any conflict between this Amendment and the terms of the Loan Agreement, the Note, the Mortgage or any of the other Loan Documents, the terms of this Amendment shall govern and control.

36.	Entire Agreement. This Amendment and the documents executed and delivered in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof, and all understandings (oral or written) and agreements heretofore had among the parties are merged in or contained in this Amendment and such documents.

37.	No Waiver. Except as may be expressly provided in this Amendment, nothing contained in this Amendment shall be construed as a waiver by Lender of (i) any rights or remedies available to Lender pursuant to the Loan Agreement or any of the other Loan Documents or (ii) any past, present or future breach or default on the part of Borrower under the Loan Agreement or the other Loan Documents.

38.	Conforming Modifications. This Amendment modifies and amends the Loan Agreement and the other Loan Documents. This Amendment shall constitute a “Loan Document” as that term is defined in the Loan Agreement. Except as specifically modified and amended hereby, all other terms, conditions, and covenants contained in the Loan Agreement and the other Loan Documents shall remain unmodified and in full force and effect.

39.	Capitalized Terms. All capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the Loan Agreement as modified by this Amendment.

40.	Counterparts; Facsimile Signatures. This Amendment may be executed in one or more counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Each party may rely upon a facsimile or other electronic counterpart of this Amendment or any instrument delivered in connection herewith signed by the other party with the same effect as if such party had received an original counterpart signed by such other party.

41.	Authority; Servicer. Lender hereby represents that as of the date hereof it is the holder of the Loan subject to certain participation interests held by one or more parties. Lender hereby represents and warrants that this Amendment has been duly executed and delivered by it and constitutes the legal, valid and binding obligations of it enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). From and after the date hereof, the Loan shall continue to be serviced by Archon Group, L.P. unless and until Borrower is notified otherwise by Lender.

42.	Exculpation. Section 12.24 of the Loan Agreement is hereby incorporated herein by this reference with the same force and effect as if set forth herein in its entirety.

43.	Governing Law. This Amendment shall be governed by New York law, without regard to conflicts of law principles.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company

By:
Name:
Title:

LENDER:

GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership

By:	Goldman Sachs Real Estate Funding Corp. its general partner

By:
Name:
Title: